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                                                                  Exhibit 99





Analyst contact:
Dennis E. McDaniel
Vice President, Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------

                       Ohio Casualty Corporation Appoints
                           New Director to its Board
                       ----------------------------------


FAIRFIELD, OHIO, AUGUST 19, 2004 -- Ohio Casualty Corporation (NASDAQ: OCAS) has appointed Michael L. Wright, 53, Fortville, IN, a member of its Board of Directors, effective Aug. 19, 2004.

Mr. Wright has served in a number of executive positions, including his most recent position as senior vice president and chief administrative officer for CNA Insurance, Nashville, TN. Prior to that, he was a managing partner with Technology Partners International, Houston, TX, president and chief operating officer of Renaissance Inc., Indianapolis, IN; senior vice president and chief information officer of Lincoln National Insurance Company, Fort Wayne, IN; and senior vice president and chief information officer for Anthem Blue Cross/Blue Shield, Indianapolis, IN.

"Michael brings to the Board a valuable perspective as a successful business executive in the insurance and technology arenas," commented President and CEO Dan R. Carmichael, CPCU. "His experience as a leader and administrator, coupled with his knowledge of information systems, will be a valuable and welcome resource for the board."


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A graduate of Morgan State University, Baltimore, MD, Mr. Wright also holds a master's degree in business administration/finance from Mercer University, Atlanta, GA. He also holds the Chartered Life Underwriter (CLU) and Fellow Life Management Institute (FLMI) designations.

Mr. Wright participated in the Greater Baltimore Leadership Program and the Stanley K. Lacy Leadership Program, Indianapolis, IN. He is a former board member of the St. Elizabeth Ann Seton Hospital, Carmel, IN; the Parkview Health Systems of Fort Wayne, IN; and IVANS Inc., (Insurance Value Added Network Services), Greenwich, CT.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.6 billion as of June 30, 2004.


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